The Trusts board approved modifications to the funds investment policies as a result of a new rule promulgated by the Securities and Exchange Commission. This rule generally requires a fund with a name suggesting that it focuses on a particular type of investment e.g. a fund calling itself ABC Stock Fund, the XYZ Bond Fund, or the QRS U.S. Government Fund to invest at least 80% of its net assets plus the amount of any borrowing for investment purposes in the type of investment suggested by its name. The changes to the funds investment policies take effect on April 8, 2002. These changes are not expected to materially affect portfolio management of either fund.

Enhanced S&P 500 Fund

Under normal circumstances, the fund invests at least 80% of its net assets in common stocks issued by companies represented in the S&P 500 Index. The fund may invest up to 20% of its net assets in cash or money market instruments, although it expects these investments will represent a much smaller portion of its net assets under normal circumstances.

The fund will interpret these new policies as if the following phrase appeared immediately after the words net assets: plus the amount of any borrowing for investment purposes.

The fund has adopted these changes as nonfundamental policies. This means that these investment policies may be changed by the funds board without shareholder approval. However, the fund has also adopted a policy to provide their shareholders with at least 60 days prior written notice of any change to its 80% investment policy.

Enhanced Nasdaq-100 Fund

Under normal circumstances, the fund invests at least 80% of its net assets in common stocks issued by companies represented in the Nasdaq 100 Index. The fund may invest up to 20% of its net assets in cash or money market instruments, although it expects these investments will represent a much smaller portion of its net assets under normal circumstances.

The fund will interpret these new policies as if the following phrase appeared immediately after the words net assets: plus the amount of any borrowing for investment purposes.

The fund has adopted these changes as nonfundamental policies. This means that these investment policies may be changed by the funds board without shareholder approval. However, the fund has also adopted a policy to provide their shareholders with at least 60 days prior written notice of any change to its 80% investment policy.






CERTIFICATE OF AMENDMENT

BRINSON SECURITIES TRUST


	This Certificate of Amendment Certificate is filed in accordance with the provisions of the Delaware Business Trust Act 12
Del: Code Ann. Tit. 12 Section 3801 et seq. and sets forth the following:

1.	The name of the trust is Brinson Securities Trust Trust.

2.	The Trusts Certificate of Trust is hereby amended to change
the name of the Trust to UBS Securities Trust.

3.	This Certificate is effective April 8, 2002.

         IN WITNESS WHEREOF, the undersigned, being a Trustee, has executed this Certificate on this 19th day of February, 2002.



	____/s/ Margo N. Alexander_____
	Margo N. Alexander
	As Trustee and not individually

	Address:	51 West 52nd Street
		New York, New York  10019


STATE OF NEW YORK       ss
CITY OF NEW YORK

	Before me this 19th day of February, 2002, personally appeared the above named Margo N. Alexander, known to me to be the person who executed the foregoing instrument and who acknowledged that she executed the same.

		/s/ Evelyn De Simone
		Notary Public

My commission expires: July 15, 2002



CERTIFICATE OF AMENDMENT
TO
BY LAWS
OF
BRINSON SECURITIES TRUST

         The undersigned, being Vice President and Secretary of Brinson Securities Trust Trust, hereby certifies that the Trustees of the Trust duly adopted the following resolutions, which amended the By Laws of the Trust dated December 23, 1999 in the manner provided in such By-Laws of the Trust, at a meeting held on February 13, 2002:

         RESOLVED, that the By Laws dated December 23, 1999 be, and they hereby are, amended to change the name of the Trust from Brinson Securities Trustto UBS Securities Trust in the following manner:

The first paragraph of the By-Laws is hereby amended to read as follows:

	These By-laws of UBS Securities Trust the Trust, a Delaware business trust, are subject to the Trust Instrument of the Trust dated as of December 23, 1999, as from time to time amended, supplemented or restated the Trust Instrument. Capitalized terms used herein have the same meanings as in the Trust Instrument.


Dated: February 15, 2002
         		By: /s/ Amy R. Doberman
			Name:  Amy R. Doberman
			Title:    Vice President and Secretary


New York, New York (ss)

On this 15th day of February, 2002, before me personally appeared
Amy R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above referenced Trust and acknowledged that she executed the foregoing instrument as her free act and deed.


         			/s/ Evelyn De Simone
				Notary Public